Exhibit 8.3

Blake, Cassels & Graydon LLP
Barristers & Solicitors
Patent & Trade-mark Agents
595 Burrard Street, P.O. Box 49314
Suite 2600, Three Bentall Centre
Vancouver BC V7X 1L3 Canada
Tel: 604-631-3300 Fax: 604-631-3309

June 10, 2016

Seaspan Corporation

Unit 2, 2nd Floor, Bupa Centre

141 Connaught Road West

Hong Kong, China

Dear Sirs/Mesdames:

Re:	Seaspan Corporation – Prospectus Supplement

We have acted as Canadian tax counsel to Seaspan Corporation (the “Company”), a corporation formed under the laws of the Republic of the Marshall Islands, with respect to certain legal matters in connection with the filing of the Company’s Prospectus Supplement, dated June 9, 2016 (the “Prospectus Supplement”), for the offering of 4,000,000 shares of the Company’s Series G Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, liquidation preference $25.00 per share (with an option for the underwriters to purchase an additional 600,000 Series G Cumulative Redeemable Perpetual Preferred Shares) pursuant to an offering by the Company.

In connection therewith, we have reviewed the discussion set forth under the caption “Non-United States Tax Considerations – Canadian Federal Income Tax Considerations” in the Prospectus Supplement (the “Discussion”).

All statements of legal conclusions contained in the Discussion, unless otherwise noted, in our opinion are correct and accurate with respect to the matters set forth therein as of the effective date of the Prospectus Supplement. In addition, we are of the opinion that the Discussion, with respect to those matters as to which no legal conclusions are provided, is an accurate discussion of such Canadian federal income tax matters (except for the representations and statements of fact of the Company, included in the Discussion, as to which we express no opinion). In delivery of this opinion, we have relied upon an Officer’s Certificate duly executed by the Company as to the matters certified therein.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the use of our name in the Prospectus Supplement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Yours truly,

/s/ Blake, Cassels & Graydon LLP

MONTRÉAL OTTAWA TORONTO CALGARY VANCOUVER NEW YORK LONDON BAHRAIN AL-KHOBAR* BEIJING SHANGHAI*
*Associated Office	Blake, Cassels & Graydon LLP | blakes.com